                                                                      EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Nobel Learning Communities, Inc. (formerly Nobel Education Dynamics, Inc.) and subsidiaries on Form S-3 (File Nos. 333-3793, 333-3797 and 33-73496) and Forms S-8 (File Nos. 33-21859, 33-44888 and 33-64701) of our report dated August 2, 1999, on our audits of the consolidated financial statements of Nobel
Learning Communities, Inc. and subsidiaries as of June 30, 1999 and 1998 and for the year ended June 30, 1999, the six months ended June 30, 1998 and each of the two years in the period ended December 31, 1997 which report is included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 28, 1999